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                                                                 Exhibit (g)(36)


                       AMENDMENT TO THE CUSTODIAN CONTRACT



      This Amendment to the Custodian Contract is made as of ______________ by and between Goldman Sachs Equity Portfolios, Inc. (formerly GS Capital Growth Fund, Inc. (hereinafter the "Fund") and State Street Bank and Trust Company (the "Custodian"). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Custodian Contract referred to below.

                                WITNESSETH THAT:

      WHEREAS, the Fund and the Custodian are parties to a Custodian Contract dated as of April 6, 1990 (as amended November 16, 1995 and July 2, 2001, hereinafter, the "Contract"); and

      WHEREAS, the Fund and the Custodian desire to amend certain provisions of the Contract relating to Proper Instructions.

      NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the Fund and the Custodian hereby agree to amend the Contract, pursuant to the terms thereof, as follows:

      (1) The first sentence of Section 5, Proper Instructions, is hereby deleted and replaced with the following:

      Proper Instructions as used throughout this Contract means a writing signed or initialed by one or more person or persons as the Board of Trustees of the Trust shall have from time to time authorized; provided, however that Proper Instructions shall mean a writing signed or initialed by two or more persons as the Board of Trustees of the Trust shall have from time to time authorized for purposes of the payment of Trust monies pursuant to Section 2.7 of this Agreement.

      IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the day and year first above written.

GOLDMAN SACHS EQUITY                      STATE STREET BANK AND TRUST COMPANY
PORTFOLIOS, INC.



By:______________________________         By:__________________________________
Name:                                        Name:  Joseph L. Hooley
Title:                                       Title: Executive Vice President